EXHIBIT C

LOCK-UP AGREEMENT

August 12, 2015

Merrill Lynch, Pierce, Fenner & Smith
       Incorporated
Goldman, Sachs & Co.,
  as Representatives of the several
  Underwriters to be named in the
  within-mentioned Underwriting Agreement

c/o   Merrill Lynch, Pierce, Fenner & Smith
   Incorporated
One Bryant Park
New York, New York 10036

and

c/o Goldman, Sachs & Co.
200 West Street
New York, New York 10282

Re:	Proposed Public Offering by Houlihan Lokey, Inc.

Dear Sirs:

The undersigned, a stockholder, officer and/or director of Houlihan Lokey, Inc., a Delaware corporation (the “Company”), understands that Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. (in such capacity, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company and the Selling Stockholders named therein providing for the public offering (the “Offering”) of shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”) pursuant to a Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement. In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder, officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that, during the period beginning on the date hereof and ending on the date that is 180 days from the date of the Underwriting Agreement (the “Lock-Up Period”), the undersigned will not, without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of the Company’s Class A Common Stock or Class B common stock, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), or any securities convertible into or exercisable or exchangeable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-Up Securities (unless, with respect to such exercise, no public announcement or filing (including any filing of a registration statement under the 1933 Act) is required or voluntarily made on behalf of the undersigned or the Company during the Lock-Up Period, or file or cause to be filed any registration statement in connection therewith, under the 1933 Act, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise. If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Securities the undersigned may purchase in the Offering.

If the undersigned is an officer or director of the Company, (1) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of the Lock-Up Securities, the Representatives will notify the Company of the impending release or waiver, and (2) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release.  The provisions of this paragraph will not apply if (i) the release or waiver is effected solely to permit a transfer not for consideration and (ii) the transferee has agreed in writing to be bound by the same terms described in this lock-up agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities during the Lock-Up Period without the prior written consent of the Representatives, provided that (1) in the case of clauses (ii) through (vii), the Representatives receive a signed lock-up agreement in substantially the form hereof for the balance of the Lock-Up Period from each donee, trustee, distributee, or transferee, as the case may be, (2) in the case of clauses (ii) through (v) and clause (vii), any such transfer shall not involve a disposition for value, (3) in the case of clauses (ii) through (v) and clauses (vii) through (ix), such transfers are not required to be reported with the Commission on Form 4 in accordance with Section 16 of the 1934 Act, and (4) in the case of clauses (ii) through (ix), the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i)	to the underwriters pursuant to the Underwriting Agreement;

(ii)	as a bona fide gift or gifts;

(iii)
to any trust or limited family partnership for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

(iv)	by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned;

(v)
if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, distributions of shares of Class A Common Stock or any security convertible into or exercisable for Class A Common Stock to general partners, limited partners, limited liability company members, stockholders of the undersigned, holders of similar equity interests in the undersigned or any of the undersigned’s affiliates’ directors, officers or employees;

(vi)
to the undersigned’s affiliates or to any corporation, partnership, limited liability company, investment fund or other entity which controls or manages, or is controlled by or managed by, or is under common control or management with the undersigned or its affiliates, provided that if such transfer occurs prior to the 91st day after the date of the Underwriting Agreement, such transfer is not required to be reported with the Commission on Form 4 in accordance with Section 16 of the 1934 Act, and provided further that if such transfer occurs on or after the 91st day after the date of the Underwriting Agreement, any report of such transfer on a Form 4 filed with the Commission pursuant to Section 16 of the 1934 Act must state that such transfer is being made to the undersigned’s affiliate or to a corporation, partnership, limited liability company, investment fund or other entity which controls or manages, or is controlled by or managed by, or is under common control or management with the undersigned or its affiliates;

(vii)	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (vi);

(viii)
in the case of dispositions of shares of Common Stock, solely in an amount necessary to satisfy tax obligations (withholding or otherwise) in connection with the exercise of options to purchase Common Stock, the vesting of restricted shares of Common Stock, or the settling of restricted shares of Common Stock;

(ix)	in the case of dispositions of shares of Common Stock, if acquired by the undersigned in open market transactions after completion of the Offering;

(x)
pursuant to any contractual arrangement that provides for the repurchase of the undersigned’s securities by the Company in connection with the termination of the undersigned’s employment or other service relationship with the Company or the undersigned’s failure to meet certain conditions set out upon receipt of such securities;

(xi)
in response to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Common Stock, after the completion of the Offering involving a change of control of the Company (for purposes of this lock-up agreement, “change of control” shall mean the consummation of any bona fide third-party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the 1934 Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the 1934 Act) of 50% of total voting power of the outstanding voting stock of the Company); provided, that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the undersigned’s Lock-Up Securities shall remain subject to the restrictions contained in this lock-up agreement; or

(xii)	pursuant to an order of a court or regulatory agency.

In addition, the foregoing restrictions shall not apply to (A) the conversion or exchange of any shares of Class B Common Stock into shares of Class A Common Stock, provided that the restrictions in this lock-up agreement shall apply to such shares of Class A Common Stock, (B) in the case of the exercise of stock options or similar rights granted pursuant to the Company’s equity incentive plans, transfers in connection with (1) the “net” or “cashless” exercise of such options in accordance with their terms, (2) the surrender of Common Stock in lieu of payment in cash of the exercise price thereof or (3) the satisfaction of the payment of the exercise price thereof, provided that following any such transfer, the foregoing restrictions shall apply to any securities issued to and retained by the undersigned upon such exercise, provided that, in the case of each of clause (1) through (3), (i) if the undersigned reports any such transaction on a Form 4 filed with the Commission pursuant to Section 16 of the 1934 Act, the undersigned shall take the steps the undersigned deems necessary to cause such Form 4 to reflect the transaction code(s) required by General Instruction 8 to Form 4, and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers, or (C) the establishment of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the 1934 Act, provided further that (i) no sales of the Lock-Up Securities shall be made pursuant to such a Plan prior to the expiration of the Lock-Up Period, and (ii) no public announcement or filing under the 1934 Act regarding the establishment of such Plan shall be required or voluntarily made on behalf of the undersigned or the Company during the Lock-Up Period.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company and the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

Notwithstanding anything to the contrary contained herein, this lock-up agreement will automatically terminate and the undersigned will be released from all of his, her or its obligations hereunder upon the earliest to occur, if any, of the following: (i) prior to the execution of the

Underwriting Agreement, the Company advises the Representatives in writing, that it has determined not to proceed with the Offering, (ii) the Company files an application with the Commission to withdraw the Registration Statement related to the Offering, (iii) the Underwriting Agreement is executed but is terminated (other than with respect to the provisions thereof which survive termination) prior to payment for and delivery of the Securities to be sold thereunder or (iv) October 31, 2015, in the event that the Underwriting Agreement has not been executed by such date.

This lock-up agreement and any claim, controversy or dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

ORIX HLHZ HOLDING LLC

By: ORIX CAPITAL MARKETS, LLC
its sole member

By: /s/ Paul E. Wilson
Name: Paul E. Wilson
Title: Chief Financial Officer